Exhibit 99.1

Press Release
FOR IMMEDIATE RELEASE

Ryder Enhances Liquidity with $400M Syndicated Term Loan

MIAMI, April 1, 2020 - Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today announced it entered into a  new 364-day unsecured syndicated term loan (the “Term Loan”) totaling US$400 million with a syndicate of eight large financial institutions, further enhancing its liquidity position.

“Execution of this new term loan further solidifies Ryder’s solid liquidity position. Our business model generates more free cash flow in slower economic environments as capital expenditures decline in our ChoiceLease business,” said Scott Parker, Ryder Executive Vice President and Chief Financial Officer.

The term loan will be used for working capital and other general corporate purposes of Ryder and its subsidiaries. “We are very pleased with the continued demonstration of financial support and confidence shown by our banking partners,” said Dan Susik, Ryder Senior Vice President - Finance and Treasurer.
BofA Securities, Inc. acted as a joint lead arranger and joint book runner. Bank of America, N.A will serve as administrative agent. MUFG Bank, Ltd. acted as a joint lead arranger, joint bookrunner and as syndication agent. Additionally, BNP Paribas, Mizuho Bank, Ltd., U.S. Bank, National Association, Truist Bank and PNC Bank, National Association acted as joint lead arrangers and documentation agents. Regions Bank was also a participating lender.
About Ryder
Ryder is a Fortune 500® commercial fleet management, dedicated transportation, and supply chain solutions company. The company’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. Ryder, which provides commercial truck rental, truck leasing, used trucks for sale, and last mile delivery services, has been named among “The World’s Most Admired Companies” by Fortune, as well as one of “America’s Best Employers” and “America’s Best Employers for Women” by Forbes. The company is regularly recognized for its industry-leading practices in third-party logistics, environmentally friendly fleet and supply chain solutions, world-class safety and security programs, and hiring of military veterans. For more information, visit www.ryder.com or our newsroom, and follow us on Facebook, LinkedIn, and Twitter.

Contacts:    Media:                        Investor Relations:
Amy Federman                    Bob Brunn
(305) 500-4989                    (305) 500-4210

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Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.